Exhibit 99.2

CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FTI Consulting, Inc.
Eric Boyriven, Matt Steinberg
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS THIRD QUARTER 2011 RESULTS

ATLANTA, Georgia, October 26, 2011 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company and global leader in sustainability, today announced results for the third quarter ended October 2, 2011.

Sales for the third quarter of 2011 were $273.1 million, compared with sales of $252.7 million in the third quarter of 2010, an increase of 8.1%. Operating income was $25.3 million, or 9.3% of sales, compared with last year’s third quarter operating income of $28.0 million, or 11.1% of sales. Net income attributable to Interface, Inc. was $12.2 million, or $0.19 per share, in the third quarter of 2011, compared with net income attributable to Interface, Inc. of $12.1 million, or $0.19 per share, in the third quarter of 2010.

“During the quarter, we increased our sales and grew our overall global presence in the face of changing market conditions and strong year-ago comparisons,” said Daniel T. Hendrix, President and Chief Executive Officer. “Sales growth remained solid in emerging markets, and our U.S. modular carpet business produced record revenues for the quarter, with the corporate office and institutional segments showing particular strength. Demand slowed in some of our mature corporate office markets outside the U.S., such as Australia, Japan and the larger parts of Western Europe. The quarter also saw a significant increase in raw materials pricing that was felt across our geographies which, combined with moderating sales volumes in the select markets I mentioned, affected our gross profit in the period. Bentley Prince Street continued to generate near breakeven results despite a decline in sales, while our FLOR retail business achieved a double-digit percentage increase in quarterly sales. We opened a new FLOR store in Dallas during the third quarter, for a total of five stores across the U.S., and we have two more FLOR stores opening in Houston and Brooklyn in the next month.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “The moderation of demand in certain of our mature office markets outside the U.S., combined with the increase in raw material costs that could not be offset fast enough by our price increases, constrained profitability in the third quarter. Compared sequentially with the second quarter, our SG&A expenses declined as a percentage of sales and were nearly flat in absolute dollars. We currently are reviewing our SG&A outlays even more closely, and taking steps to reduce these expenses further in terms of absolute dollars in the fourth quarter to better match regional demand levels. Nevertheless, we will continue to utilize our solid free cash flow to invest selectively in growth initiatives where we see near-term opportunities.”

For the first nine months of 2011, sales were $786.1 million, compared with $696.5 million for the same period a year ago, an increase of 12.9%. Operating income for the 2011 nine-month period was $73.0 million, or 9.3% of sales. These figures compare with operating income for the 2010 nine-month period (excluding a previously announced $3.1 million restructuring charge in the first quarter of 2010) of $66.4 million, or 9.5% of sales. Including the restructuring charge, operating income for the 2010 nine-month period was $63.3 million, or 9.1% of sales. Net income attributable to Interface, Inc. in the first nine months of 2011 was $34.8 million, or $0.53 per diluted share, compared with net income attributable to Interface, Inc. in the year-ago period of $21.6 million, or $0.34 per diluted share.

Mr. Hendrix concluded, “While the third quarter was marked by moderation in select corporate office markets outside the U.S., we’re optimistic that it could be short-lived and we continue to believe that Interface is well positioned for outperformance over the longer-term. The fundamental drivers of the secular shift to carpet tile have not changed, and we remain a leader in driving this change in the marketplace. We continue to see opportunities, such as expanding our retail and other non-office offerings, to invest in growth, and remain committed to doing so going forward. In the face of changing dynamics in select markets, however, we will take the same fiscally conservative approach we have in the past by balancing our investment goals with judicious expense management to maximize operational efficiency and adapt to current macroeconomic conditions.”

The Company will host a conference call tomorrow morning, October 27, 2011, at 9:00 a.m. Eastern Time, to discuss its third quarter 2011 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=4220894 or through the Company’s website at: http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “The ongoing worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “The estate of our former Chairman Ray Anderson, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/02/11	10/03/10	10/02/11	10/03/10

Net Sales	$273,106	$252,724	$786,148	$696,502
Cost of Sales	178,681	163,244	510,020	453,514

Gross Profit	94,425	89,480	276,128	242,988
Selling, General & Administrative Expenses	69,087	61,441	203,125	176,597
Restructuring Charge	—	—	—	3,131

Operating Income	25,338	28,039	73,003	63,260
Interest Expense	6,428	8,409	19,867	25,346
Bond Retirement Expenses	—	—	—	1,085
Other Expense (Income), Net	(175)	463	(126)	1,008

Income Before Taxes	19,085	19,167	53,262	35,821
Income Tax Expense	6,917	6,825	18,456	13,365

Net Income	12,168	12,342	34,806	22,456
Net Income Attributable to Noncontrolling Interest in Subsidiary	—	(264)	—	(876)

Net Income Attributable to Interface, Inc.	$12,168	$12,078	$34,806	$21,580

Earnings Per Share Attributable to Interface, Inc.– Basic	$0.19	$0.19	$0.53	$0.34

Earnings Per Share Attributable to Interface, Inc. – Diluted	$0.19	$0.19	$0.53	$0.34

Common Shares Outstanding – Basic	65,469	64,025	65,228	63,623
Common Shares Outstanding – Diluted	65,676	64,578	65,457	64,106

Orders from Continuing Operations	284,300	266,100	823,800	751,400
Continuing Operations Backlog (as of 10/02/11 and 10/03/10, respectively)			156,700	146,000

Consolidated Condensed Balance Sheets

(In thousands)	10/02/11	01/02/11

Assets
Cash	$44,386	$69,236
Accounts Receivable	158,009	151,463
Inventory	171,116	136,766
Other Current Assets	37,475	34,424
Assets of Businesses Held for Sale	1,200	1,200

Total Current Assets	412,186	393,089
Property, Plant & Equipment	188,070	177,792
Other Assets	179,049	184,552

Total Assets	$779,305	$755,433

Liabilities
Accounts Payable	$57,481	$55,859
Accrued Liabilities	96,261	112,657

Total Current Liabilities	153,742	168,516
Senior Secured and Senior Subordinated Notes	294,487	294,428
Other Long-Term Liabilities	42,545	43,617

Total Liabilities	490,774	506,561
Shareholders’ Equity	288,531	248,872

Total Liabilities and Shareholders’ Equity	$779,305	$755,433

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Nine Months Ended
(In millions)	10/02/11		10/03/10		10/02/11		10/03/10

Net Income		$12.2		$12.3		$34.8		$22.5
Depreciation and Amortization		7.3		6.4		28.5		19.3
Deferred Income Taxes and Other Non-Cash Items		4.9		0.8		8.2		0.6
Change in Working Capital
Accounts Receivable	1.2		(3.0)		(6.8)		(10.1)
Inventories	(4.9)		(6.5)		(34.9)		(20.5)
Prepaids and Other Current Assets	0.2		0.0		(3.9)		(7.4)
Accounts Payable and Accrued Expenses	10.4		8.9		(16.0)		27.2

Cash Provided from Operating Activities		31.3		18.9		9.9		31.6
Cash Used in Investing Activities		(11.5)		(8.4)		(32.3)		(20.3)
Cash Used in Financing Activities		(1.3)		(7.9)		(1.8)		(47.9)
Effect of Exchange Rate Changes on Cash		(1.2)		5.0		(0.6)		2.1

Net Increase (Decrease) in Cash		$17.3		$7.6		$(24.8)		$(34.5)

Consolidated Condensed Segment Reporting (In millions)	Three Months Ended		% Change	Nine Months Ended		% Change
	10/02/11	10/03/10		10/02/11	10/03/10

Net Sales
Modular Carpet	$248.7	$226.5	9.8%	$708.5	$623.2	13.7%
Bentley Prince Street	24.4	26.2	(6.9%)	77.6	73.3	5.9%

Total	$273.1	$252.7	8.1%	$786.1	$696.5	12.9%

Operating Income (Loss)
Modular Carpet	$26.3	$29.5	(10.8%)	$78.6	$72.0	9.2%
Bentley Prince Street	(0.1)	0.0	(100.0%)	(0.1)	(2.5)	96.0%
Corporate Expenses, Income and Eliminations	(0.9)	(1.5)	40.0%	(5.5)	(6.2)	11.3%

Total	$25.3	$28.0	(9.6%)	$73.0	$63.3	15.3%

Reconciliation of Non-GAAP Performance Measures to

GAAP Performance Measures

(In millions)

Nine Months Ended 10/03/10
Operating Income, Excluding Restructuring Charge	$66.4
Restructuring Charge	(3.1)

Operating Income, As Reported	$63.3

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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